Exhibit 5.1

October 20, 2015

United States Securities and
Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:	Security National Financial Corporation Form S-8 Registration Statement Relating to 150,000 Shares of Common Stock

Ladies and Gentlemen:

As counsel for Security National Financial Corporation, a Utah corporation, in connection with the proposed registration of 150,000 shares of Common Stock, $2.00 par value per share, it is our opinion that the securities being registered will, when issued, be legally issued, fully paid and non-assessable. We consent to the inclusion of our opinion as an Exhibit to the Registration Statement of Security National Financial Corporation on Form S-8 under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Mackey Price & Mecham

Mackey Price & Mecham